EXHIBIT 99.1

For Immediate Release

Contact: Whirlpool Corporation
Media: 269/923-7405
Media@Whirlpool.com
Financial: Chris Conley, 269/923-2641
Investor_Relations@Whirlpool.com

General Larry Spencer joins Whirlpool Corporation Board of Directors

BENTON HARBOR, Mich., August 15, 2016 - Today General Larry Spencer, United States Air Force (retired), was appointed to Whirlpool Corporation’s board of directors, effective immediately.

“General Spencer’s distinguished career, including leading all Air Force operations, brings great experience and perspective to our board,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. “His additional background in strategic planning, global operations and leadership makes him a strong addition to our board of directors and Whirlpool Corporation.”

General Spencer, 62, retired as a four-star general in 2015, following 44 years with the Air Force, and currently is president of the Air Force Association. Spencer enlisted in 1971, and rose to Vice Chief of Staff, the second highest-ranking military member in the Air Force. He also was the first Air Force officer to serve as the Assistant Chief of Staff in the White House Military Office. He served as the Chief Financial Officer and then Director of Mission Support as a major command, and he held positions within the Air Staff and Secretariat. General Spencer participated in contingency Operations Desert Shield/Storm, Desert Thunder, Desert Fox, Allied Force and Iraqi Freedom. He received the Defense Distinguished Service Medal, Air Force Distinguished Medal And Defense Superior Service Medal Legion of Merit. He has two named awards: The Air Force General Larry Spencer Innovation Award and the Air Force General Larry Spencer Special Acts and Services Award.

Spencer received his Bachelor of Science degree in industrial engineering technology from Southern Illinois University, Carbondale; a Master of Science degree in business management from Webster College; and a Master of Science degree in industrial resource strategy from the National Defense University. He is a Distinguished Senior Fellow of Fels Institute of Government, University of Pennsylvania.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is the number one major appliance manufacturer in the world, with approximately $21 billion in annual sales, 97,000 employees and 70 manufacturing and technology research centers in 2015. The company markets Whirlpool, KitchenAid, Maytag, Consul, Brastemp, Amana, Bauknecht, Jenn-Air, Indesit and other major brand names in nearly every country throughout the world. Additional information about the company can be found at WhirlpoolCorp.com, or find us on Twitter at @WhirlpoolCorp.

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